EXHIBIT 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT ("Agreement") is entered into as of the 30th day of November, 2009, by and between LBA REALTY FUND-HOLDING CO. II, LLC, a Delaware limited liability company ("Landlord"), on the one hand, and PERFORMANCE CAPITAL MANAGEMENT, LLC, a California limited liability company ("Tenant"), on the other hand.

R E C I T A L S:

A.          Landlord and Tenant are parties to that certain Office Lease Agreement dated July 17, 2006 (the "Lease"), pursuant to which Tenant currently leases from Landlord the premises containing approximately 15,550 total rentable square feet (the "Premises") within the building commonly known as 7001 Village Drive, Buena Park, California, consisting of approximately 14,025 rentable square feet commonly known as Suite 200 (the "Suite 200 Premises"), and approximately 1,525 rentable square feet commonly known as Suite 255 ("Suite 255 Premises").

B.           The Term of the Lease is scheduled to expire on February 28, 2014 and Landlord and Tenant now desire to terminate the Lease early upon the terms and conditions set forth in this Agreement.

C.           Defined terms which are used in this Agreement without definition have the meanings given to them in the Lease.

In consideration of the mutual promises contained herein, the parties agree as follows:

1            Tenant shall surrender exclusive possession of the Suite 200 Premises to Landlord on December 15, 2009 (the "Suite 200 Termination Date"), and Tenant shall surrender exclusive possession of the Suite 255 Premises on May 31, 2010 (or sooner, upon no less than thirty [30] days prior written notice from Tenant to Landlord) (the date upon which Tenant actually surrenders the Suite 255 Premises being the "Suite 255 Termination Date").  The date upon which Tenant has surrendered the entire Premises is hereafter sometimes referred to as the "Termination Date."  Upon surrender of the Suite 200 Premises, provided Tenant complies with the terms of this Agreement, the Lease shall be terminated as to the Suite 200 Premises effective as of 11:59 p.m. Pacific Time on the Suite 200 Termination Date.  Tenant hereby agrees to leave the Suite 200 Premises broom clean and in good order, condition and repair on or before the respective Suite 200 Termination Date, and shall otherwise comply with the provisions of the Lease regarding surrender of the Suite 200 Premises as if the Term had expired as to the Suite 200 Premises as of the Suite 200 Termination Date.  Tenant acknowledges that the vacation of the Suite 200 Premises by the Suite 200 Termination Date is necessary for the re-letting of the Suite 200 Premises to a replacement tenant.  Accordingly, if Tenant fails to surrender possession of the Suite 200 Premises by the Suite 200 Termination Date, and as a result thereof, Landlord is delayed in delivering the Suite 200 Premises to a replacement tenant willing to lease the Suite 200 Premises on terms acceptable to Landlord, then in addition to Landlord's other remedies, Tenant shall be deemed in hold over without Landlord's consent and Tenant shall pay hold over rent to Landlord of two hundred percent (200%) of the current Monthly Base Rent allocable to the Suite 200 Premises for each day beyond the Suite 200 Termination Date until Tenant surrenders the Suite 200 Premises.

2            Notwithstanding the Suite 200 Termination Date, subject to compliance with the terms of the Lease and this Agreement, Tenant shall continue to be permitted to use through to the Suite 255 Termination Date, the Suite 255 Premises and the computer room located within the Suite 200 Premises consisting of approximately 300 rentable square feet, and Tenant shall continue to pay Monthly Base Rent, Additional Rent and all utilities and expenses relating to the Suite 255 Premises and such computer room (including the costs of submetered electricity for the computer room [the "Submetered Utilities"]) throughout such period of continued use. Tenant shall surrender the Suite 255 Premises and the computer room to Landlord no later than the Suite 255 Termination Date.  Tenant acknowledges and agrees that the Monthly Rent applicable to the remainder of the Premises (i.e., the Suite 255 Premises and the computer room) from and after surrender of the Suite 200 Premises, shall be $3,793.07 per month, plus the cost of the Submetered Utilities attributable to the computer room.

3            Upon surrender of the Suite 255 Premises and the computer room, provided Tenant complies with the terms of this Agreement, the Lease shall be terminated in its entirety effective as of 11:59 p.m. Pacific Time on the Suite 255 Termination Date.  Tenant hereby agrees to leave the Suite 255 Premises and the computer room broom clean and in good order, condition and repair on or before the respective Suite 255 Termination Date, and shall otherwise comply with the provisions of the Lease regarding surrender as to the Suite 255 Premises and the computer room as if the Term had expired as to all such space as of the Suite 255 Termination Date.  Tenant acknowledges that the vacation of the Suite 255 Premises and the computer room by the Suite 255 Termination Date is necessary for the re-letting of the Suite 255 Premises to a replacement tenant.  Accordingly, if Tenant fails to surrender possession of the Suite 255 Premises and the computer room by the Suite 255 Termination Date, and as a result thereof, Landlord is delayed in delivering the Suite 255 Premises or the computer room to a replacement tenant willing to lease the Suite 255 Premises or computer room on terms acceptable to Landlord, then in addition to Landlord's other remedies, Tenant shall be deemed in hold over without Landlord's consent and Tenant shall pay hold over rent to Landlord of two hundred percent (200%) of the current Monthly Base Rent allocable to the Suite 255 Premises and/or computer room, for each day beyond the Termination Date until Tenant surrenders the Suite 255 Premises and/or the computer room, as applicable.

4            Nothing herein shall serve to release Tenant from its obligations to timely pay Rent, including Monthly Base Rent and estimated Additional Rent, as to the Suite 200 Premises prior to the Suite 200 Termination Date and as to the Suite 255 Premises and the computer room prior to the Suite 255 Termination Date.

5            As consideration for Landlord's agreement to terminate the Lease early, Tenant shall:

(a)         pay to Landlord the sum of Two Hundred Thirty-Three Thousand Three Hundred Fifty-Four and 75/100ths Dollars ($233,354.75) (the "Termination Fee").  Landlord and Tenant agree that provided Tenant is not in default under the Lease and Tenant's existing security deposit has not been applied by Landlord to any Tenant default, then, notwithstanding the terms of the Lease to the contrary, Landlord shall apply the existing unused portion of the security deposit in the amount of $33,354.75 towards partial payment of the Termination Fee and Tenant hereby waives all of Tenant's right and interest in and to the Security Deposit.  The remainder of the Termination Fee in the amount of $200,000.00 shall be paid to Landlord as follows: (i) on or before January 5, 2010, Tenant shall pay to Landlord in cash or other immediately available funds, the sum of $50,000.00; and (ii) the balance of the Termination Fee in the amount of $150,000.00 (the "Remaining Termination Fee") shall be payable by Tenant in equal monthly payments of $25,000.00 commencing February 1, 2009 and continuing through to the Suite 255 Termination Date (i.e., in any event due and payable in full no later than May 31, 2010), provided, Tenant shall pay concurrently with its last monthly payment of the Remaining Termination Fee interest on the Remaining Termination Fee amount at 10% per annum calculated based upon the timing of each monthly installment of the Remaining Termination Fee. As further consideration, concurrently with the execution of this Agreement, Tenant shall execute and deliver to Landlord the original Promissory Note in the form attached hereto as Exhibit "A" (the "Note"), providing for the timely payment of the Remaining Termination Fee as provided herein.

(b)         assign and deliver to Landlord, as of the Termination Date, all of the systems furniture, including cubicles and chairs (collectively, the "Furniture") currently in place within the Premises, as shown on the plan attached hereto as Exhibit "B", which shall be in good order and condition, subject to original wear and tear.  Accordingly, all of such Furniture shall remain within the Premises and shall not be removed by Tenant on the Termination Date.  Tenant represents and warrants to Landlord that the Furniture is free and clear of any liens and encumbrances, and Tenant owns the Furniture outright and has the right to assign the Furniture to Landlord. Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and Landlord's affiliates, members, officers, directors, employees and agents, and their predecessors, successors and assigns from and against any and all claims, damages and losses relating to such Furniture.

6            Tenant hereby represents and warrants to Landlord that Tenant has (a) the power and authority to enter into this Agreement and the Note, and to undertake the obligations and enforcement hereof and under the Note, (b) terminated any and all prior assignments of any of its interests under the Lease, any sublease of any of the Premises and the Furniture, and (c) obtained all consents of third parties required for the effectiveness of this Agreement, the Note and/or the termination of the Lease.

7            Landlord hereby agrees that subject to Tenant's surrender of the Premises on the Termination Date as provided herein, delivery of the original executed Promissory Note in accordance with the terms of this Agreement, and timely payment of the Termination Fee, the Lease will be deemed terminated in its entirety as of 11:59 p.m. Pacific Time on the Termination Date. Each of Landlord and Tenant for themselves, their affiliates, successors and assigns hereby release and discharge and agrees to hold the other party and each of the other party's members, shareholders, officers, directors, agents and employees, and each of their respective predecessors, successors, assigns and the employees, shareholders, officers, directors, agents and employees, jointly and severally, free and harmless from any and all claims, demands, causes of action, losses, expenses, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever (collectively "Claims"), whether or not now known, suspected or claimed, which Tenant or Landlord (or any individual or entity acting through Tenant or Landlord) ever had, now has or may claim to have, against Landlord or any of Landlord's Parties resulting from, arising out of or related to the Lease or the Premises (the "Release"), except for those obligations under the Lease that by their terms are intended to survive the termination of the Lease.  The foregoing release shall not extend to the obligations of either party under this Agreement.

8.           Tenant acknowledges that it may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims which are the subject of the Release set forth in Paragraph 7 above, and Tenant expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that the Release shall be and remain effective in all respects, regardless of such additional or different facts.

9            Tenant understands and agrees that it expressly waives and relinquishes all rights and benefits, if any, it may have under Section 1542 of the California Civil Code with respect only to the Claims which are the subject of the Release set forth in Paragraph 7 above. California Civil Code Section 1542 reads as follows:

"§1542 [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

             [initials]
Tenant's Initials

10          Time is of the essence of this Agreement.  The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California. Each party hereto acknowledges that (i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation, and negotiation of this Agreement; (iii) each such party has had the opportunity to consult with such party's attorneys and advisors relative to entering into this Agreement; and (iv) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof or any amendments hereto.

11          This Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors and assigns.

12          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or other contemporaneous understandings, correspondence, negotiations, or agreements between them respecting the within subject matter. No alterations, modifications, or interpretations hereof shall be binding unless in writing and signed by all the parties hereto.

13          Should any litigation be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the Lease or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation, whether by out-of-court settlement or final judgment, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees incurred in such litigation and any appeals in connection therewith.  Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including, without limitation, actual attorneys' fees and costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levee, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

14.         Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the parties hereto and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

15          Each party hereto covenants to execute, with acknowledgment, verification, or affidavit, if required, any and all documents and writings, and to perform any and all other acts, that may be necessary or desirable to implement, accomplish, and/or consummate the terms of this Agreement.

16          Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, then such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

17          No consent or waiver, express or implied, by Landlord to or of any breach or default by Tenant in the performance by Tenant of Tenant's obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by Tenant.  Failure on the part of Landlord to complain of any act or failure to act of Tenant or to declare Tenant in default, irrespective of how long such failure continues, shall not constitute a waiver by Landlord of Landlord's rights hereunder.

18          Except to the extent required by its operating agreements, any taxing authorities, applicable Securities and Exchange Commission requirements, and/or any applicable Federal or State securities laws, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

19          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TENANT:

PERFORMANCE CAPITAL MANAGEMENT, LLC,
a California limited liability company

By:	/s/ David J. Caldwell

Name:	David Caldwell

Title:	Chief Operations Officer

Signatures continued on following page

LANDLORD:

LBA REALTY FUND – HOLDING CO. II, LLC
a Delaware limited liability company

By:           LBA Realty Fund, L.P.
 a Delaware limited partnership,
 its sole Member and Manager

By:           LBA Management Company LLC,
 a Delaware limited liability company,
 its General Partner

By:           LBA Inc.
 a California corporation
 its Manager

By:	/s/ Perry Schonfeld

Name:	Perry Schonfeld

Title:	Authorized Signatory

For LBA Office Use Only: Prepared & Reviewed by:	[initials]

EXHIBIT "A"

UNSECURED PROMISSORY NOTE

$150,000.00	Buena Park, California	November 30th, 2009

FOR VALUE RECEIVED, and upon the terms and conditions contained herein, the undersigned, PERFORMANCE CAPITAL MANAGEMENT, LLC, a California limited liability company ("Performance"), having an address at 7001 Village Drive, Suite 255, Buena Park, California 90621, ("Maker"), hereby promises to pay to the order of LBA REALTY FUNDHOLDING CO. II, LLC, a Delaware limited liability company ("Holder"), at Holder's address at c/o LBA Realty, 17901 Von Karman, Suite 950, Irvine, California  92614, Attn: Asset Manager-The Village, or such place as the Holder may from time to time designate in writing, the principal sum of One Hundred Fifty Thousand ($150,000.00), together with interest at the rate of ten percent (10%) simple interest per annum on the unpaid principal from the date of this Note.

1           Payments/Maturity Date. The principal sum of One Hundred Fifty Thousand ($150,000.00) shall be due and payable in equal monthly installments of Twenty Five Thousand Dollars ($25,000.00) commencing December 1, 2009 and continuing on the first day of each month until paid in full. The entire unpaid principal balance together with interest thereon at 10% per annum calculated based upon the timing of each monthly installment of principal paid shall be due and payable on or before the date (the "Maturity Date") which is the earlier of: (a) May 31, 2009, or (b) the date on which Tenant (defined below) vacates the Premises (defined below) in compliance with the terms of that certain Lease Termination Agreement (the "Termination Agreement") executed concurrently herewith by and between Holder, as Landlord, and Performance, as Tenant, with respect to those premises commonly known as Suites 200 and 255 containing 15,550 rentable square feet (the "Premises"), within the building located at 7001 Village Drive, Buena Park, California.

2           Unsecured Obligation. The indebtedness evidenced by this Note is an unsecured obligation of Maker to Holder.

3           Application of Payments. All payments shall be applied (i) first to the payment of interest on the unpaid principal balance of this Note, and (ii) second to the payment of the principal balance owing under this Note.  Principal and interest are payable in lawful money of the United States of America.

4           Prepayment. This Note may be prepaid in full or in part at any time or from time to time without the prior written consent of Holder.

5           Event of Default.  Maker's failure to pay any payment of principal and interest on the applicable payment date and the remaining balance of principal and interest, and all other amounts due hereunder on the Maturity Date shall constitute an Event of Default and upon such Event of Default, Holder can pursue all remedies under the law to recover on this Note.

6.          Default Interest. Maker agrees that upon the occurrence of an Event of Default under this Note, Holder shall be entitled to receive and Maker shall pay interest on the entire outstanding principal balance of this Note at a per annum rate equal to the lesser of (a) ten percent (10%) or (b) the maximum interest rate which Maker may by law pay (the "Default Rate").  The Default Rate shall be computed from the occurrence of such Event of Default until the date upon which all amounts due to Holder under the Note are paid in full. This Section 6, however, shall not be construed as an agreement or privilege to extend the date of the payment of the amounts due under this Note, nor as a waiver of any other right or remedy accruing to Holder by reason of the occurrence of any Event of Default hereunder.

EXHIBIT "A"

7           Severability. Every provision of this Note is intended to be severable.  If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

8           Choice of Law. This Note shall be governed by and construed in accordance with the internal laws of the State of California, except to the extent that Federal laws may preempt the laws of the State of California.

9.          Notices. All notices and other communications under this Note are to be in writing, addressed to the respective parties at the addresses set forth on Page 1 hereof, and shall be deemed to have been duly given (a) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (b) one (1) business day after having been deposited for overnight delivery, fee prepaid, with any reputable overnight courier service, or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested.

Each party may establish a new address from time to time by written notice to the other given in accordance with this Section; provided, however, that no such change of address will be effective until written notice thereof is actually received by the party to whom such change of address is sent.  Notice to additional parties now or hereafter designated by a party entitled to notice are for convenience only and are not required for notice to a party to be effective in accordance with this Section.

10         Modification. This Note may be modified only by a writing signed by both Holder and Maker.

11         Waivers. The right to plead any and all statutes of limitation as a defense to any demand on this Note, or on any guarantee hereof, if any, or to any agreement to pay the same, or to any demand, or other instrument securing this Note, by Maker or any endorsers, guarantors or sureties is expressly waived by each and all of said parties.  Maker waives diligence, demand, presentment for payment, protest and notice of any kind or nature, including of dishonor, protest, nonpayment, intent to accelerate and acceleration.  Without discharging or in any way affecting the liability of the Maker, the Maker hereby consents to any and all extensions of this Note as Holder may in its sole discretion grant from time to time, to the release of all or any part of the security for the payment hereof and to the release of any party liable for repayment of the obligations hereunder.  Maker further waives exhaustion of legal remedies and the right to plead any and all statutes of limitations as a defense to any demand on this Note, or to any agreement to pay the same.  If more than one person or entity is executing this Note then all of the obligations herein contained shall be considered the joint and several obligations of each of the undersigned.

12.        Usury Savings. Notwithstanding anything to the contrary contained in this Note, in no event shall the total of all interest or other charges payable under this Note that are or could be held to be in the nature of interest exceed the maximum legal rate of interest.  Should Holder receive any payment that is or would be in excess of that permitted to be charged under applicable law, then such payment shall be deemed to have been made in error and shall automatically be applied to reduce the principal sum outstanding under this Note.

EXHIBIT "A"

13         Costs of Collection.  Maker promises to pay all costs, expenses and attorneys' fees paid or incurred by Holder or adjudged by a court for (1) reasonable costs of collection, costs, expenses and reasonable attorneys' fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (2) reasonable costs of suit and such sum as the Court may adjudge as reasonable attorneys' fees in an action to enforce payment of this Note or any part of it.

14         Binding Effect. The terms and provisions of this Note shall be binding upon and inure to the benefit of Maker and Holder and their respective heirs, executors, legal representatives, successors, successors and assigns, whether by voluntary action of the parties or by operation of law.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

EXHIBIT "A"

Executed as of the date first written above.

"MAKER"

PERFORMANCE CAPITAL MANAGEMENT, LLC,
a California limited liability company

By:	/s/ David J. Caldwell

Name:	David Caldwell

Title:	Chief Operations Officer

By:

Name:

Title:

EXHIBIT "A"

EXHIBIT "B"

DEPICTION OF FURNITURE

SUITE #200
14,025 s.f.

#200

VILLAGE BUSINESS PARK

7001 VILLAGE DRIVE, SUITE #200
BUENA PARK, CA 90621

LBA REALTY

EXHIBIT "B"